Exhibit 23.01

                         Consent of Independent Auditors

The Board of Directors
Macrovision Corporation:

      We consent to incorporation by reference in the registration statements (Nos. 333-23213 and 333-60499) on Form S-8 of Macrovision Corporation of our report dated February 8, 2000, except for Note 10, which is as of March 28, 2000, relating to the consolidated balance sheets of Macrovision Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Macrovision Corporation.


                                                         /s/ KPMG LLP

Mountain View, California
March 28, 2000